Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE THIRD QUARTER ENDED SEPTEMBER 30, 2012

Moscow, Russia — November 7, 2012 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the third quarter ended September 30, 2012.

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
(US$ 000’s except per share data)	2011	2012	Change	2011	2012	Change

Total operating revenues	$159,578	$162,009	2%	$529,602	$540,713	2%
Total operating expenses	(133,060)	(206,057)	55%	(405,411)	(485,668)	20%
Total operating expenses before non-recurring items(1)	(116,217)	(123,554)	6%	(388,568)	(403,165)	4%
OIBDA(2)	31,298	(39,137)	-225%	137,116	70,096	-49%
OIBDA margin(2)	19.6%	-24.2%	-223%	25.9%	13.0%	-50%
Adjusted OIBDA(2),(3)	48,141	43,366	-10%	153,959	152,599	-1%
Adjusted OIBDA margin(2),(3)	30.2%	26.8%	-11%	29.1%	28.2%	-3%
Net income (loss) attributable to CTC Media, Inc. stockholders	16,393	(38,480)	-335%	77,653	28,188	-64%
Fully diluted earnings per share	$0.10	$(0.24)	-340%	$0.49	$0.18	-63%
Adjusted net income attributable to CTC Media, Inc. stockholders(3)	29,867	27,522	-8%	91,127	94,190	3%
Adjusted diluted earnings per share(3)	$0.19	$0.17	-11%	$0.58	$0.60	3%

(1)  Total operating expenses (before non-recurring items) is a non-GAAP financial measure that excludes a $16.8 million non-recurring charge arising primarily from the impairment of the PERETZ trade name in the third quarter of 2011 and a $82.5 million non-recurring charge arising from the impairment of analog broadcasting licenses in the third quarter of 2012. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before non-recurring items) to GAAP total operating expenses.

(2)  OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3)  All adjusted numbers are non-GAAP financial measures reported before the non-recurring items described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•                  Total revenues of $162.0 million — up 12% year-on-year in ruble terms

•                  Russian advertising revenues up 11% year-on-year in ruble terms

•                  Adjusted OIBDA of $43.4 million with an adjusted OIBDA margin of 26.8%

•                  Adjusted fully diluted earnings per share of $0.17 (Q3 2011: $0.19)

•                  Net cash position(1) of $96.4 million at the end of the period

•                  The Board of Directors has declared a cash dividend of $0.13 per share to be paid on or about December 28, 2012 to shareholders of record as of December 1, 2012.

OPERATING HIGHLIGHTS

•                  Nikolay Surikov appointed as CFO in October

•                  Natalia Bilan appointed as Head of Story First Production, Natalia Korotkova appointed as Head of Domashny Channel and Konstantin Khachaturov appointed as Chief Business Support Officer in October

•                  Combined Russian national inventory fully sold-out for Q3 and approximately 95% sold-out for the full year

•                  New logo and on-air identity of CTC Channel launched in September

•                  CTC Media content made available on Sony Entertainment Network in September

•                  Multi-year programming deal signed between Channel 31 in Kazakhstan and Warner Bros. in August

Boris Podolsky, Chief Executive Officer of CTC Media, commented: “Our total operating revenues were up 12% in ruble terms in the third quarter of 2012, while our Russian advertising sales grew by 11% and in line with the growth in Russian TV advertising spending. While the market growth was higher in the third quarter than in the first half of the year, for the full year we continue to expect up to 10% growth in the TV advertising spending in ruble terms.

“Our third quarter results were impacted by non-cash impairment charges related to our analog broadcasting licenses, which were triggered by recent official announcements of the terms of a tender for a second digital multiplex and the planned schedule for the switch-off of the analog broadcasting system, but our underlying profitability remains strong. We delivered a solid adjusted OIBDA margin of 26.8% in the third quarter and we continue to expect OIBDA margin at or around 30% for the full year, when adjusted for non-recurring asset impairment charges recognized in the quarter.

“With successful launches of our Fall schedule premieres, which included follow-up seasons of our hit “Daddy’s Daughters” sitcom and “Boarding School” series, CTC Network demonstrated strong ratings in weekday prime time in September. Together with the overall rise in television viewership in Russia, this enabled us to maintain stable year-on-year inventory in the third quarter, despite a year-on-year decline in the CTC Network’s target audience share. Our Domashny and Peretz Channels continued to generate higher ratings year-on-year in Q3, and Peretz’s year-on-year advertising sales increase was almost five times greater than the Russian TV advertising market growth in the quarter.

“We continue to roll out our CTC Fall schedule and have more first-run shows in the pipeline to be launched by the end of the year. Our most recently premiered series, “Kitchen”, has already become a major success and was the most-watched show on Russian television in the 9pm weekday slot among 6-54 and 10-45 year old viewers in the past 2 weeks. In addition to new shows, this Fall season on the CTC Channel also boasts a revamped logo and on-air identity.

(1)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

“Revenues from our CIS operations were up 28% year-on-year in US dollar terms in the third quarter of 2012, primarily reflecting higher sellout ratios for Channel 31 in Kazakhstan. CTC-International again almost tripled its sales in US dollar terms in the third quarter of 2012, as the channel further expanded its broadcast footprint.

“In line with our long-term strategy, we have continued to invest in our in-house content production and broader programming acquisitions, as well as in the build-out of our footprint and online presence. We also distributed $61.7 million in the first nine months of the year in cash dividends and still ended the period with net cash of $96.4 million. We also declared a further dividend of $0.13 per share to be paid in the fourth quarter.

“Looking ahead, our Russian channels are now approximately 95% sold out for 2012 at higher average prices than last year, and negotiations with the advertisers for 2013 are now in full swing. We have also made the important strategic decision that all three of our Russian channels — CTC, Domashny and Peretz — participate in the recently announced tender for slots in the second multiplex. We believe that presence in the digital TV spectrum will be value accretive for all three channels in the longer run and will enable us to grow our market shares, free cash flows and shareholder returns. We also believe that we have a strong alternative transmission option if one or more of our channels is not successfully allocated a slot in the second multiplex.”

Operating Review

Switch to New Target Audiences from 2013

The Company will switch to the following target audiences for CTC and Peretz Networks starting from January 1, 2013:

	2012 Target Audience	2013 Target Audience

CTC Network	All 6-54	All 10-45

Peretz Network	All 25-59	All 25-49

Domashny Network’s target demographic, “women 25-59”, will remain unchanged.

The switch to the new target audiences for CTC and Peretz is a part of the Company’s overall positioning strategy for these channels, reflecting advertiser demand. The decision to narrow the target audiences primarily reflects the Company’s expectation that it will continue to deliver higher audience shares and more advertising inventory in the new demographics.

Share of Viewing

	Average Audience Shares (%)
	Q3 2011	9M 2011	Q2 2012	Q3 2012	9M 2012

CTC Network (all 6-54)	9.9	10.8	8.9	8.7	9.6
CTC Network (all 10-45)	11.0	12.1	10.2	10.1	11.1
Domashny Network (females 25-59)	3.3	3.1	3.8	3.6	3.7
Peretz Network (all 25-59)	1.9	2.0	2.6	2.6	2.6
Peretz Network (all 25-49)	2.0	2.1	2.9	2.9	2.9
Channel 31 (all 6-54)	17.7	16.0	15.6	15.3	15.1

During the third quarter, the CTC Network maintained its place as the fourth most-watched broadcaster in Russia in its new target demographic of everyone between 10 and 45 years old. At the same time, its average audience shares (both in the current and new target age groups) were down year-on-year, primarily reflecting a decreased amount of first-run content on air compared to the third quarter of 2011 as well as increased competition and audience fragmentation.

While the CTC Network posted a significant year-on-year decline in its average target audience shares in Q3, the prime time audience shares (both in the current and new target age groups) remained almost stable year-on-year in the full quarter, and were up year-on-year in September after the new Fall schedule was launched.

The Domashny Network’s target audience share was up year-on-year in the third quarter to 3.6% from 3.3%. This year-on-year increase in Domashny’s target audience share was primarily due to the continued strong performance of programming, including foreign and locally-produced series, such as the Turkish historical drama “Magnificent Century” and the Russian comedy series “Masha in Law” (Masha v Zakone).

The Peretz Network’s target audience share was up year-on-year in the third quarter to 2.6% from 1.9%. The year-on-year growth was primarily driven by the success of the programming schedule introduced following the channel’s repositioning in late 2011, which primarily included locally produced entertainment shows. The new sketch comedy show “Jokes” (Anekdoty), which premiered in August 2012, was among the prime-time ratings drivers in the third quarter.

Channel 31’s average target audience share was down year-on-year in the third quarter to 15.3% from 17.7%, primarily reflecting increased competition from the state-owned channels which aired the 2012 Summer Olympics.

Revenues

	Three Months			Nine Months
(US$ 000’s)	Ended September 30,			Ended September 30,
Operating revenues:	2011	2012	Change	2011	2012	Change

Advertising revenue	$154,432	$157,480	2%	$517,482	$521,542	1%
Sublicensing and own production revenue	4,068	3,348	-18%	9,527	15,638	64%
Other revenue	1,078	1,181	10%	2,593	3,533	36%
Total operating revenues	$159,578	$162,009	2%	$529,602	$540,713	2%

Total operating revenues were up 2% year-on-year in the third quarter in US dollar terms and up 12% in ruble terms. This primarily reflected the growth of the Russian television advertising market, growth in the target audience shares for Domashny and Peretz Networks, year-on-year increase in inventory levels across Russian TV channels, as well as higher sellout for Channel 31 in Kazakhstan. This was partially offset by lower year-on-year target audience shares for the CTC Network.

The Company’s sublicensing and own-production revenue was down 18% year-on-year in the third quarter in US dollar terms, primarily as a result of the timing of sales to broadcasters in Ukraine.

Other revenue was up 10% year-on-year in the third quarter in US dollar terms, which primarily reflects growth in revenues from CTC-International.

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
(US$ 000’s)	2011	2012	Change	2011	2012	Change

Operating revenues by segment(1):
CTC Network	$94,945	$93,265	-2%	$331,066	$329,495	—
Domashny Network	20,870	20,584	-1%	64,938	64,449	-1%
Peretz Network	13,034	18,249	40%	41,610	51,749	24%
CTC Television Station Group	21,234	17,943	-15%	64,453	58,965	-9%
Domashny Television Station Group	3,435	3,796	11%	10,127	11,731	16%
Peretz Television Station Group	1,499	1,741	16%	4,380	5,546	27%
CIS Group	4,086	5,219	28%	11,978	15,533	30%
Production Group	109	204	87%	175	398	127%
CTC-International	366	1,008	175%	875	2,847	225%
Total operating revenues	$159,578	$162,009	2%	$529,602	$540,713	2%

Combined revenues for the CTC, Domashny and Peretz Networks were up 13% year-on-year in the third quarter in ruble terms, while combined revenues for the CTC, Domashny and Peretz television station groups were stable year-on-year in the third quarter. The more positive year-on-year dynamics for the Company’s networks compared with the television station groups primarily reflect a higher rate of growth in the Russian national TV advertising market than in the regional TV advertising market. In US dollar terms, the revenue dynamics were negatively impacted by the depreciation of the Russian ruble against the US dollar. Russian advertising sales accounted for approximately 94% of third quarter total operating revenues and were up 11% year-on-year in ruble terms.

The CIS Group, which accounted for 3.2% of revenues in the third quarter of 2012 (Q3 2011: 2.6%), reported a 28% year-on-year increase in sales in US dollar terms. This primarily reflected the higher sellout for Channel 31 in Kazakhstan.

Digital Broadcasting Tender

On October 16, 2012, the Russian Federal Service for Supervision in the Sphere of Telecommunications, Information Technologies and Mass Communications (Roskomnadzor) announced the terms of a tender for a second digital multiplex. The results of the tender are to be announced on December 14, 2012. Governmental

(1)  Segment revenues are shown from external customers only, net of intercompany revenues of $8.4 million in the third quarter of 2011, $9.6 million in the third quarter of 2012, $24.5 million in the first nine months of 2011 and $21.1 million in the first nine months of 2012 that primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

authorities have also announced that the existing analog broadcasting system will be switched off at the end of the rollout period, and indicated regional deadlines ranging from 2014 to 2017. In light of these events, the Company has determined that the lives of its analog broadcasting licenses are no longer indefinite. Accordingly, the Company tested its broadcasting licenses for impairment as of September 30, 2012, and commenced amortization from October 1, 2012. As of September 30, 2012, the decrease in cash flow projections expected from analog broadcasting licenses, due to the revision of the useful lives of these licenses from indefinite to expected terms ranging from 2014 to 2017, resulted in impairment losses of $82.5 million.

Expenses

Total operating expenses were up 55% year-on-year in the third quarter in US dollar terms and up 71% in ruble terms, and were impacted by non-cash impairment charges totaling $82.5 million related to analog broadcasting licenses, reflecting the reassessment of their useful lives from indefinite to finite as result of the planned transition to digital broadcasting (discussed in more detail above).

Total operating expenses before non-recurring items were up 6% year-on-year in the third quarter in US dollar terms and up 17% in ruble terms. This primarily reflected the year-on-year increase in programming amortization costs and selling, general and administrative expenses.

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
(US$ 000’s)	2011	2012	Change	2011	2012	Change

Operating expenses:
Direct operating expenses	$11,066	$10,220	-8%	$32,533	$33,411	3%
Selling, general & administrative expenses	35,808	40,589	13%	116,675	124,860	7%
Stock-based compensation expenses	756	1,731	129%	15,592	5,352	-66%
Amortization of programming rights	62,836	65,037	4%	209,047	220,187	5%
Amortization of sublicensing rights and own production cost	971	1,066	10%	1,796	4,304	140%
Depreciation & amortization	4,780	4,911	3%	12,925	15,051	16%
Total operating expenses before non-recurring items	$116,217	$123,554	6%	$388,568	$403,165	4%
Impairment loss	16,843	82,503	390%	16,843	82,503	390%
Total operating expenses	$133,060	$206,057	55%	$405,411	$485,668	20%

Direct operating expenses decreased by 8% year-on-year in US dollar terms and increased by 2% in ruble terms in the third quarter, largely as a result of increased transmission fees and broadcasting expenses relating to regional stations acquired after the third quarter of 2011, partially offset by decreases in salaries and benefits.

Selling, general and administrative expenses were up 13% year-on-year in US dollar terms and up 25% year-on-year in ruble terms in the third quarter. The increase was primarily due to an increase in compensation payable to Video International, increases in advertising and promotion expenses, and higher payroll costs. Compensation payable to Video International, which is included in selling, general and administrative expenses, amounted to $17.3 million in the third quarter of 2012 (Q3 2011: $16.4 million).

Stock-based compensation expenses totaled $1.7 million in the third quarter (Q3 2011: $0.8 million). The increase in stock-based compensation expense was principally due to reversals of certain expenses related to performance-

based options and stock appreciation rights that were not expected to vest during the three months ended September 30, 2011.

Programming expenses were up 4% year-on-year in US dollar terms and up 14% in ruble terms in the third quarter, which primarily reflected a more expensive content mix for the CTC and Domashny channels and, to a lesser extent, for Peretz. Amortization of programming rights at the CTC Channel was up 14% year-on-year in the third quarter in ruble terms mainly due to increases in both the volume and cost of foreign content aired during the quarter resulting from the expiration of certain licenses. Amortization of programming rights at the Domashny Channel was up 21% year-on-year in the third quarter in ruble terms, primarily due to more expensive foreign and Russian series and due to increased volume of Russian series aired during the quarter. Programming costs at the Peretz Channel were up 15% year-on-year in the third quarter in ruble terms primarily due to airing more expensive locally produced entertainment shows and programs during the quarter.

Sublicensing and own production costs were up 10% year-on-year in US dollar terms and up 21% year-on-year in ruble terms in the third quarter, which was mainly due to the year-on-year changes in the mix of content sold to broadcasters in Ukraine, partially offset by the decreased volume of content sold.

Depreciation and amortization expenses were up 3% year-on-year in US dollar terms and up 13% year-on-year in ruble terms in the third quarter. The increase primarily related to the Company’s new broadcasting facility in Moscow.

CTC Media therefore reported consolidated adjusted OIBDA, excluding the abovementioned impairment losses, of $43.4 million in the third quarter (Q3 2011: $48.1 million). The adjusted OIBDA margin was 26.8% for the quarter (Q3 2011: 30.2%).

Net interest income was $1.6 million in the third quarter of 2012 (Q3 2011: $1.1 million). The Company reported a foreign currency gain of $1.1 million in the third quarter of 2012 (Q3 2011 foreign currency loss: $2.1 million), primarily representing the impact of ruble appreciation on the Company’s dollar-denominated liabilities, partially offset by the impact of ruble appreciation on the Company’s dollar-denominated assets, and losses from its forward contracts.

Adjusted pre-tax income therefore decreased by 11% year-on-year in US dollar terms to $41.7 million in the third quarter (Q3 2011: $47.0 million).

CTC Media’s adjusted effective tax rate was stable year-on-year at 35% in the third quarter. Adjusted net income attributable to CTC Media, Inc. stockholders therefore decreased by 8% year-on-year in US dollar terms to $27.5 million in the third quarter (Q3 2011: $29.9 million), and adjusted fully diluted earnings per share decreased to $0.17 (Q3 2011: $0.19).

Cash Flows and Financial Position

The Company’s net cash flow from operating activities was stable year-on-year at $57.0 million for the first nine months of 2012 compared to the same period of 2011 and reflected the net effect of the decrease in taxed paid and higher cash expenditure, including acquisition of programming and sublicensing rights.

Net cash provided by investing activities totaled $26.9 million for the first nine months of 2012 (net cash used in investing activities for the first nine months of 2011: $1.9 million). This primarily represented cash received from deposits in the amount of $39.0 million, partially offset by $9.4 million of capital expenditures, which mainly related to purchases of cable connections and leasehold improvements for new office facilities, and $2.7 million paid in relation to acquisitions of new regional broadcasting stations in Russia.

Cash used in financing activities amounted to $72.0 million for the first nine months of 2012 (first nine months of 2011: $59.2 million) and included the payment of $61.7 million in cash dividends to the Company’s stockholders, $4.2 million in dividends to minority shareholders of CTC Media’s owned-and-operated stations and net settlement of a $10.8 million bank overdraft, partially offset by proceeds of $4.6 million received from the exercise of stock options by a former CEO.

The Company’s net cash position (cash and cash equivalents and short-term investments less interest-bearing liabilities) amounted to $96.4 million at September 30, 2012, compared to $132.2 million at the end of the third quarter of 2011 and $124.2 million at the end of the second quarter of 2012.

Dividends

The CTC Media Board of Directors has declared a dividend of $0.13 per share payable in the fourth quarter, or approximately $20.6 million in total, which will be paid on or about December 28, 2012 to shareholders of record as at December 1, 2012. Thus, the total dividend payments in 2012 will be approximately $80 million, as previously anticipated.

Full Year 2012 Outlook

Approximately 95% of CTC Media’s forecast full-year 2012 Russian national inventory is currently committed, at average prices that are higher than in 2011.  The Company expects up to 10% growth in TV advertising spending in Russia in ruble terms for the full-year 2012.

The Company expects an OIBDA margin for the full year 2012 at or around 30% (adjusted for non-recurring non-cash asset impairment charges recognized in Q3 2012).

Conference Call

The Company will host a conference call to discuss its 2012 third quarter financial results today, Wednesday, November 7th, 2012, at 8:00 a.m. ET (5:00 p.m. Moscow time, 1:00 p.m. London time). To access the conference call, please dial:

+1 631 510 7498 (US/International)

+44 (0) 1452 555 566 (UK/International)

Pass code: 54578772

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

Ekaterina Ostrova

Director, Corporate Communications and Investor Relations

+ 7 495 783 3650

ir@ctcmedia.ru

Irina Klimova

Senior Manager, Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

Viktoriya Bakaeva

Head of Media Relations, Press Secretary

+7 495 785 6347, ext. 1210

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin, as well as certain adjusted figures described below. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Adjusted financial measures. As described above, in the third quarter of 2011, CTC Media recognized $16.8 million in intangible asset impairment charges arising primarily from the impairment of the DTV trade name following the rebranding of that channel to Peretz. In addition, in the third quarter of 2012, CTC Media recognized $82.5 million in impairment charges related to analog broadcasting licenses reflecting the reassessment of their useful lives from indefinite to finite as result of the planned transition to digital broadcasting. CTC Media uses adjusted OIBDA (on a consolidated and segment basis), adjusted total operating expenses (before non-recurring items), adjusted operating income, adjusted net income before tax and noncontrolling interest, adjusted income tax expense, adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share, each of which has been adjusted to exclude the non-recurring charges described above, so as to permit management to assess and compare the operational performance of the business for the third quarters of 2011 and 2012, and the first nine months of 2011 and 2012, and to facilitate comparisons for future reporting periods.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding the introduction of digital broadcasting in our markets and the results of planned tenders for digital frequencies, developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2012; the further development of the Peretz and Domashny channels; the Company’s expected rate of its full year 2012 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2012. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the success of the Company’s participation in the tender for the second digital multiplex, the impact of the introduction of digital broadcasting on the Company’s business models and plans, changes in the size of the Russian television advertising market; the continued successful operation of the Company’s own internal sales house structure; depreciation of the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on February 28, 2012 and its quarterly report on Form 10-Q filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012
REVENUES:
Advertising	$154,432	$157,480	$517,482	$521,542
Sublicensing and own production revenue	4,068	3,348	9,527	15,638
Other revenue	1,078	1,181	2,593	3,533
Total operating revenues	159,578	162,009	529,602	540,713
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights, sublicensing rights and own production cost, shown below; exclusive of depreciation and amortization of $3,876 and $4,215 for the three months and $10,355 and $12,424 for the nine months ended September 30, 2011 and 2012, respectively; and exclusive of stock-based compensation of $806 and $458 for the three months and $5,242 and $1,270 for the nine months ended September 30, 2011 and 2012, respectively)	(11,066)	(10,220)	(32,533)	(33,411)
Selling, general and administrative (exclusive of depreciation and amortization of $904 and $696 for the three months and $2,570 and $2,627 for the nine months ended September 30, 2011 and 2012, respectively; and exclusive of stock- based compensation of $(50) and $1,273 for the three months and $10,350 and $4,082 for the nine months ended September 30, 2011 and 2012, respectively)	(35,808)	(40,589)	(116,675)	(124,860)
Stock-based compensation expense	(756)	(1,731)	(15,592)	(5,352)
Amortization of programming rights	(62,836)	(65,037)	(209,047)	(220,187)
Amortization of sublicensing rights and own production cost	(971)	(1,066)	(1,796)	(4,304)
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost)	(4,780)	(4,911)	(12,925)	(15,051)
Impairment loss	(16,843)	(82,503)	(16,843)	(82,503)
Total operating expenses	(133,060)	(206,057)	(405,411)	(485,668)
OPERATING INCOME/(LOSS)	26,518	(44,048)	124,191	55,045
FOREIGN CURRENCY GAINS (LOSSES)	(2,054)	1,115	(307)	1,666
INTEREST INCOME	1,207	1,790	3,946	5,778
INTEREST EXPENSE	(98)	(231)	(361)	(596)
OTHER NON-OPERATING INCOME, net	4,425	370	4,645	1,216
EQUITY IN INCOME OF INVESTEE COMPANIES	147	223	514	657
Income (loss) before income tax	30,145	(40,781)	132,628	63,766
INCOME TAX (EXPENSE)/ BENEFIT	(12,868)	2,000	(51,369)	(33,496)
CONSOLIDATED NET INCOME (LOSS)	$17,277	$(38,781)	$81,259	$30,270
LESS: (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(884)	$301	$(3,606)	$(2,082)
NET INCOME (LOSS) ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$16,393	$(38,480)	$77,653	$28,188
Net income (loss) per share attributable to CTC Media, Inc. stockholders—basic	$0.10	$(0.24)	$0.49	$0.18
Net income (loss) per share attributable to CTC Media, Inc. stockholders—diluted	$0.10	$(0.24)	$0.49	$0.18
Weighted average common shares outstanding—basic	157,306,064	158,160,719	157,192,671	157,939,820
Weighted average common shares outstanding—diluted	157,937,940	158,160,719	158,028,622	158,295,732
Dividends declared per share	$0.22	$0.13	$0.60	$0.39

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2011	September 30, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,331	$24,001
Short-term investments	117,233	80,148
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2011—$977; September 30, 2012—$1,494)	21,831	33,017
Taxes reclaimable	20,311	31,442
Prepayments	57,091	81,887
Programming rights, net	106,947	132,494
Deferred tax assets	20,086	20,609
Other current assets	1,351	3,691
TOTAL CURRENT ASSETS	357,181	407,289
PROPERTY AND EQUIPMENT, net	46,299	45,947
INTANGIBLE ASSETS, net:
Broadcasting licenses	158,178	84,566
Cable network connections	28,148	25,907
Trade names	5,213	5,493
Network affiliation agreements	2,120	525
Other intangible assets	3,197	2,912
Net intangible assets	196,856	119,403
GOODWILL	165,566	173,836
PROGRAMMING RIGHTS, net	92,134	107,245
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,041	5,151
PREPAYMENTS	3,012	2,254
DEFERRED TAX ASSETS	26,015	26,044
OTHER NON-CURRENT ASSETS	997	132
TOTAL ASSETS	$893,101	$887,301
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	16,941	7,756
Accounts payable	69,891	73,746
Accrued liabilities	21,393	31,720
Taxes payable	31,905	26,210
Deferred revenue	7,367	13,857
Deferred tax liabilities	12,613	12,067
TOTAL CURRENT LIABILITIES	160,110	165,356
DEFERRED TAX LIABILITIES	35,783	24,626
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2011—157,320,070; September 30, 2012—158,160,719)	1,573	1,582
Additional paid-in capital	481,969	490,819
Retained earnings	322,184	288,689
Accumulated other comprehensive loss	(111,754)	(85,015)
Non-controlling interest	3,236	1,244
TOTAL STOCKHOLDERS’ EQUITY	697,208	697,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$893,101	$887,301

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Nine months ended September 30,
	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$81,259	$30,270
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(4,938)	(11,354)
Depreciation and amortization	12,925	15,051
Amortization of programming rights	209,047	220,187
Amortization of sublicensing rights and own production cost	1,796	4,304
Stock based compensation expense	15,592	5,352
Equity in income of unconsolidated investees	(514)	(657)
Foreign currency losses/(gains)	307	(1,666)
Impairment loss	16,843	82,503
Changes in operating assets and liabilities:
Trade accounts receivable	10,242	(13,024)
Prepayments	(8,727)	(3,594)
Other assets	(4,338)	(11,270)
Accounts payable and accrued liabilities	(5,188)	14,150
Deferred revenue	(1,026)	5,994
Other liabilities	(12,860)	(7,600)
Dividends received from equity investees	533	485
Acquisition of programming and sublicensing rights	(253,960)	(272,158)
Net cash provided by operating activities	56,993	56,973
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(16,037)	(9,437)
Acquisitions of businesses, net of cash acquired	(24,476)	(2,683)
Receipts from deposits	38,646	39,014
Net cash provided by (used in) investing activities	(1,867)	26,894
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,352	4,615
Settlement of overdraft	—	(10,756)
Dividends paid to stockholders	(59,714)	(61,683)
Dividends paid to noncontrolling interest	(4,813)	(4,195)
Net cash used in financing activities	(59,175)	(72,019)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,332	(178)
Net increase/(decrease) in cash and cash equivalents	(2,717)	11,670
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,565	12,331
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$56,848	$24,001

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended September 30, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$94,945	$134	$29,139	$(1,045)	$(43,338)	$(919)	—	$30,184	$30,184
Domashny Network	20,870	2	3,012	(477)	(11,214)	—	—	3,489	3,489
Peretz Network	13,034	—	(9,065)	(722)	(5,618)	—	(11,136)	(8,343)	2,793
CTC Television Station Group	21,234	579	10,396	(536)	—	—	(3,533)	10,932	14,465
Domashny Television Station Group	3,435	967	1,053	(506)	—	—	(413)	1,559	1,972
Peretz Television Station Group	1,499	422	(3,181)	(1,233)	—	—	(1,761)	(1,948)	(187)
CIS Group	4,086	—	(671)	(169)	(3,047)	—	—	(502)	(502)
Production Group	109	6,097	(543)	(12)	—	(6,020)	—	(531)	(531)
Corporate Office	—	230	(3,693)	(76)	—	—	—	(3,617)	(3,617)
Business segment results	$159,212	$8,431	$26,447	$(4,776)	$(63,217)	$(6,939)	$(16,843)	$31,223	$48,066
Eliminations and other	366	(8,431)	71	(4)	381	5,968	—	75	75
Consolidated results	$159,578	—	$26,518	$(4,780)	$(62,836)	$(971)	$(16,843)	$31,298	$48,141

	Three months ended September 30, 2012
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$93,265	$105	$24,808	$(1,246)	$(44,740)	$(886)	$—	$26,054	$26,054
Domashny Network	20,584	1	1,879	(331)	(12,285)	(1)	—	2,210	2,210
Peretz Network	18,249	—	4,744	(723)	(5,853)	—	—	5,467	2,793
CTC Television Station Group	17,943	723	(8,009)	(557)	(91)	—	(19,523)	(7,452)	12,071
Domashny Television Station Group	3,796	982	(15,043)	(730)	(1)	—	(16,224)	(14,313)	1,911
Peretz Television Station Group	1,741	432	(44,681)	(1,151)	—	—	(43,795)	(43,530)	265
CIS Group	5,219	—	(1,850)	(108)	(2,392)	—	(2,961)	(1,742)	1,219
Production Group	204	7,355	(15)	(3)	(184)	(6,827)	—	(12)	(12)
Corporate Office	—	—	(5,888)	(48)	—	—	—	(5,640)	(5,640)
Business segment results	$161,001	$9,598	$(38,167)	$(4,849)	$(65,546)	$(7,714)	$(82,503)	$(38,958)	$40,871
Eliminations and other	1,008	(9,598)	(5,881)	(62)	509	6,648	—	(179)	(179)
Consolidated results	$162,009	$—	$(44,048)	$(4,911)	$(65,037)	$(1,066)	$(82,503)	$(39,137)	$43,366

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (Continued)

(in thousands of US dollars)

	Nine months ended September 30, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$331,066	$390	$110,255	$(2,310)	$(149,250)	$(1,851)	—	$112,565	$112,565
Domashny Network	64,938	7	10,316	(952)	(33,503)	—	—	11,268	11,268
Peretz Network	41,610	—	(8,720)	(2,239)	(23,292)	—	(11,136)	(6,481)	4,655
CTC Television Station Group	64,453	1,518	39,082	(1,625)	—	—	(3,533)	40,707	44,240
Domashny Television Station Group	10,127	2,618	3,172	(1,387)	—	—	(413)	4,559	4,972
Peretz Television Station Group	4,380	1,054	(6,255)	(3,665)	—	—	(1,761)	(2,590)	(829)
CIS Group	11,978	—	310	(441)	(6,752)	—	—	751	751
Production Group	175	18,904	(849)	(47)	—	(17,484)	—	(802)	(802)
Corporate Office	—	976	(25,643)	(243)	—	—	—	(25,400)	(25,400)
Business segment results	$528,727	$25,467	$121,668	$(12,909)	$(212,797)	$(19,335)	$(16,843)	$134,577	$151,420
Eliminations and other	875	(25,467)	2,523	(16)	3,750	17,539	—	2,539	2,539
Consolidated results	$529,602	—	$124,191	$(12,925)	$(209,047)	$(1,796)	$(16,843)	$137,116	$153,959

	Nine months ended September 30, 2012
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Network	$329,495	$297	$93,304	$(4,000)	$(156,162)	$(3,956)	$—	$97,304	$97,304
Domashny Network	64,449	13	5,539	(1,026)	(37,346)	(33)	—	6,565	6,565
Peretz Network	51,749	—	11,801	(2,244)	(19,750)	—	—	14,045	14,045
CTC Television Station Group	58,965	1,738	18,447	(1,571)	(263)	—	(19,523)	20,018	39,541
Domashny Television Station Group	11,731	3,026	(12,002)	(2,154)	(3)	—	(16,224)	(9,848)	6,376
Peretz Television Station Group	5,546	1,605	(46,250)	(3,542)	(1)	—	(43,795)	(42,708)	1,087
CIS Group	15,533	—	(539)	(331)	(7,988)	—	(2,961)	(208)	2,753
Production Group	398	14,371	(1,644)	(19)	(207)	(13,521)	—	(1,625)	(1,625)
Corporate Office	—	—	(9,158)	(94)	—	—	—	(14,704)	(14,704)
Business segment results	$537,866	$21,050	$68,656	$(14,887)	$(221,720)	$(17,510)	$(82,503)	$68,839	$151,342
Eliminations and other	2,847	(21,050)	(13,611)	(164)	1,533	13,206	—	1,257	1,257
Consolidated results	$540,713	$—	$55,045	$(15,051)	$(220,187)	$(4,304)	$(82,503)	$70,096	$152,599

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME (LOSS)

	Three months ended September 30,		Nine months ended September 30,
(US$ 000’s)	2011	2012	2011	2012

OIBDA	$31,298	$(39,137)	$137,116	$70,096
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(4,780)	(4,911)	(12,925)	(15,051)
Operating income (loss)	$26,518	$(44,048)	$124,191	$55,045

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME (LOSS) MARGIN

	Three months ended September 30,		Nine months ended September 30,
	2011	2012	2011	2012

OIBDA margin	19.6%	-24.2%	25.9%	13.0%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a % of total operating revenues	-3.0%	-3.0%	-2.5%	-2.8%
Operating income (loss) margin	16.6%	-27.2%	23.4%	10.2%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO

CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/ (loss)	Income before income tax and noncontrolling interest	Income tax expense	Net income (loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Three Months Ended September 30, 2011
Adjusted non-US GAAP results	$48,141	$(116,217)	$43,361	$46,988	$(16,237)	$29,867	$0.19
Impact of impairment loss	(16,843)	(16,843)	(16,843)	(16,843)	3,369	(13,474)	(0.09)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$31,298	$(133,060)	$26,518	$30,145	$(12,868)	$16,393	$0.10

Nine Months Ended September 30, 2011
Adjusted non-US GAAP results	$153,959	$(388,568)	$141,034	$149,471	$(54,738)	$91,127	$0.58
Impact of impairment loss	(16,843)	(16,843)	(16,843)	(16,843)	3,369	(13,474)	(0.09)
Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	$137,116	$(405,411)	$124,191	$132,628	$(51,369)	$77,653	$0.49

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO

CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/ (loss)	Income before income tax and noncontrolling interest	Income tax expense	Net income (loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Three Months Ended September 30, 2012
Adjusted non-US GAAP results	$43,366	$(123,554)	$38,455	$41,722	$(14,501)	$27,522	$0.17
Impact of impairment loss	(82,503)	(82,503)	(82,503)	(82,503)	16,501	(66,002)	(0.41)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$(39,137)	$(206,057)	$(44,048)	$(40,781)	$2,000	$(38,480)	$(0.24)

Nine Months Ended September 30, 2012
Adjusted non-US GAAP results	$152,599	$(403,165)	$137,548	$146,269	$(49,997)	$94,190	$0.60
Impact of impairment loss	(82,503)	(82,503)	(82,503)	(82,503)	16,501	(66,002)	(0.42)
Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	$70,096	$(485,668)	$55,045	$63,766	$(33,496)	$28,188	$0.18

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (LOSS)

Three months ended September 30, 2011

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$30,184	$(1,045)	$29,139
Domashny Network	3,489	(477)	3,012
Peretz Network	(8,343)	(722)	(9,065)
CTC Television Station Group	10,932	(536)	10,396
Domashny Television Station Group	1,559	(506)	1,053
Peretz Television Station Group	(1,948)	(1,233)	(3,181)
CIS Group	(502)	(169)	(671)
Production Group	(531)	(12)	(543)
Corporate Office	(3,617)	(76)	(3,693)
Business Segment Results	$31,223	$(4,776)	$26,447
Eliminations and Other	75	(4)	71
Consolidated Results	$31,298	$(4,780)	$26,518

Three months ended September 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$26,054	$(1,246)	$24,808
Domashny Network	2,210	(331)	1,879
Peretz Network	5,467	(723)	4,744
CTC Television Station Group	(7,452)	(557)	(8,009)
Domashny Television Station Group	(14,313)	(730)	(15,043)
Peretz Television Station Group	(43,530)	(1,151)	(44,681)
CIS Group	(1,742)	(108)	(1,850)
Production Group	(12)	(3)	(15)
Corporate Office	(5,640)	(48)	(5,688)
Business segment results	$(38,958)	$(4,897)	$(43,855)
Eliminations and other	(179)	(14)	(193)
Consolidated results	$(39,137)	$(4,911)	$(44,048)

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (LOSS) (Continued)

Nine months ended September 30, 2011

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$112,565	$(2,310)	$110,255
Domashny Network	11,268	(952)	10,316
Peretz Network	(6,481)	(2,239)	(8,720)
CTC Television Station Group	40,707	(1,625)	39,082
Domashny Television Station Group	4,559	(1,387)	3,172
Peretz Television Station Group	(2,590)	(3,665)	(6,255)
CIS Group	751	(441)	310
Production Group	(802)	(47)	(849)
Corporate Office	(25,400)	(243)	(25,643)
Business Segment Results	$134,577	$(12,909)	$121,668
Eliminations and Other	2,539	(16)	2,523
Consolidated Results	$137,116	$(12,925)	$124,191

Nine months ended September 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income (loss)

CTC Network	$97,304	$(4,000)	$93,304
Domashny Network	6,565	(1,026)	5,539
Peretz Network	14,045	(2,244)	11,801
CTC Television Station Group	20,018	(1,571)	18,447
Domashny Television Station Group	(9,848)	(2,154)	(12,002)
Peretz Television Station Group	(42,708)	(3,542)	(46,250)
CIS Group	(208)	(331)	(539)
Production Group	(1,625)	(19)	(1,644)
Corporate Office	(14,704)	(142)	(14,846)
Business segment results	$68,839	$(15,029)	$53,810
Eliminations and other	1,257	(22)	1,235
Consolidated results	$70,096	$(15,051)	$55,045